EXHIBIT 23(a)

[LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of United Technologies Corporation of our report dated January 16, 2003 related to the financial statements, which appears in the 2002 Annual Report to Shareowners, which is incorporated by reference in United Technologies Corporation Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated January 16, 2003 relating to the Financial Statement Schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Post-Effective Amendment No.1 to the Registration Statement.

/S/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP February 20, 2003